OSAGE SYSTEMS GROUP ANNOUNCES AGREEMENT TO SELL SUBSTANTIALLY
ALL ASSETS TO POMEROY COMPUTER RESOURCES

        Phoenix, Arizona-Osage Systems Group, Inc. (AMEX:OSE) today announced that it has entered into an Asset Purchase Agreement providing for the sale of substantially all the operating assets and the business of Osage and its subsidiaries to Pomeroy Computer Resources, Inc. (NASDAQ:PMRY) (“Pomeroy”) and Pomeroy Select Integration Solutions (“PSIS”).

        The transaction is subject to a number of conditions, including approval by Pomeroy’s Board of Directors and principal lender and other customary approvals and consents. It is contemplated that the transaction will also be effected through the provisions of the U.S. Bankruptcy Code and will, accordingly, be subject to Court approval. If the sale is completed, Pomeroy anticipates that the systems integration and consulting business of Osage will operate as additional branch offices of the Company.

        Osage also announced that it, together with its subsidiaries, has filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona. Osage also filed a motion seeking approval of the sale of its assets to Pomeroy and PSIS under Section 363 of the Bankruptcy Code.